Exhibit 99.1

Bill Day
210-220-5427 office
210-288-5498 mobile

FOR IMMEDIATE RELEASE

FROST BANK ANNOUNCES MAJOR EXPANSION IN AUSTIN

AUSTIN, June 27, 2023 –Frost Bank, a subsidiary of Cullen/Frost Bankers, Inc. (NYSE: CFR), will follow up on its successful expansion programs in the Houston and Dallas areas by doubling its number of financial centers in the Austin region by 2026, the company announced today.

The company expects the expansion will further strengthen Frost’s position in the Austin region, the third-largest deposit market in Texas, where it already ranks fourth in market share with more than $5 billion in deposits. As with Frost’s expansions in the Houston and Dallas regions, the Austin expansion plan is designed to build upon a well-established and highly regarded reputation in a rapidly growing market.

The company said its focus on customer experience and its long history of financial strength have combined with its expansion efforts in Houston and Dallas to help achieve record highs in customer growth. The company said year-to-date net new customer growth in 2023 was running 25% higher than the previous record for that same period.

Frost’s commitment to customer service is reflected in seven consecutive years receiving the highest number of Greenwich Excellence and Best Brand Awards in the nation for service to small and medium-size businesses, and 14 straight years receiving the highest ranking in Texas in the J.D. Power U.S. Retail Banking Satisfaction Study. “We have been looking forward to bringing more of our award-winning customer service to Austin, a thriving and dynamic city where we have deep roots and a strong base,” said Phil Green, Cullen/Frost Chairman and CEO.

Frost already has 17 financial centers and nearly 350 employees in its Austin region. It also has the largest ATM network in the state of Texas which includes over 140 ATMs in the Austin region. The company expects that the expansion will lead to the creation of more than 170 new jobs at Frost in the Austin region and the opening of 17 new financial centers. The first of the new locations opened in May in South Austin in the heart of the I-35 corridor.

Frost expansion locations demonstrate its continued commitment to the areas they serve. Frost builds beautiful and welcoming financial centers that offer a full range of financial services including commercial, personal banking and investment services as well as the upcoming relaunch of its residential mortgage product. Frost also shows its commitment to the Austin region through its philanthropic support of more than 100 nonprofit organizations focusing on health, education, and direct services to those in need each year.

A 155-year-old bank with deep Texas roots, Frost opened its first bank in the Austin area back in the 1980s and grew rapidly following the acquisition of First City Banks in 1993. The well-known Frost Tower, which is the bank’s regional headquarters, opened in downtown Austin in 2004.

Frost is the banking, investments and insurance subsidiary of Cullen/Frost Bankers, Inc. (NYSE: CFR), a financial holding company with $51.2 billion in assets at March 31, 2023. One of the 50 largest U.S. banks by asset size, Frost provides a full range of banking, investments and insurance services to businesses and individuals in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped Texans with their financial needs during three centuries. For more information, visit www.frostbank.com.

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